Exhibit 21.1
MiMedx Group, Inc.
List of Subsidiaries

Company	Jurisdiction of Organization
MiMedx Tissue Services, LLC	Georgia
MiMedx Processing Services, LLC	Florida
MiMedx Supply, LLC	Delaware
MiMedx Japan, Godo Kaisha	Japan